Exhibit 99.1

ION announces forbearance and amendment related to its revolving credit agreement, forbearance agreement related to its senior secured second priority notes due 2025, and preliminary fourth quarter 2021 revenues of ~$40 million, a 45% increase year-over-year

HOUSTON – January 14, 2022 – ION Geophysical Corporation (NYSE: IO)

Forbearance and Amendment related to Revolving Credit Agreement, Forbearance Agreement related to Senior Secured Second Priority Notes due 2025

ION announced that it has entered into a Forbearance and Fifth Amendment  with PNC Bank, National Association (“PNC”), under its Revolving Credit and Security Agreement dated August 22, 2014 (as amended, the “Credit Agreement”), pursuant to which PNC has agreed to waive, through and including February 15, 2022, a cross default that would have occurred under the Credit Agreement as ION has not yet paid the scheduled interest payment due on December 15, 2021, on its 8.00% Senior Secured Second Priority Notes due 2025 (the “2025 Notes”) prior to the expiration of the 30-day grace period under the 2025 Notes indenture.  In addition, ION also announced that it had entered into agreements with holders of more than 79% of its 2025 Notes to forbear until February 15, 2022 from enforcing their rights and remedies arising as a result of ION’s failure to make the December 15, 2021 interest payment due on the 2025 Notes.  The forbearances are subject to the terms and conditions of the relevant agreements with PNC and the note holders, which are described in more detail in our current report on Form 8-K filed with the SEC.

ION remains in continuing discussions with PNC and the holders of its 2025 Notes and other indebtedness regarding various strategic alternatives to strengthen its financial position and maximize stakeholder value. These strategic alternatives include, among others, a sale or business combination transaction or sales of assets, any of which may be executed as part of an in-court or out-of-court restructuring process.

Preliminary Fourth Quarter 2021 Revenues of ~$40 million, a 45% increase year-over-year

ION also announced that the Company expects fourth quarter 2021 revenues to be approximately $40 million, an increase of 45% year-over-year.  While expected fourth quarter 2021 revenues declined by 10% sequentially, second half fiscal year revenues delivered an increase of approximately 150% over the first half year’s revenues.

“Fourth quarter revenues improved year-over-year, consistent with our expectations of momentum building from our growing data library and maritime digitalization strategy,” said Chris Usher, ION’s President and Chief Executive Officer. “Sales of the latest phases of our Brazil 3D reprocessing program, Picanha, illustrate the value clients ascribe to this program which now tops over 150,000 contiguous square kilometers in the Campos and Santos basins.  The third and fully underwritten extension of our new 3D program in the North Sea has concluded acquisition for the season.  Our traditional BasinSPAN 2D programs continue to demonstrate resilience through sales in Africa and Brazil, despite the pullback in exploration spending.  And lastly, our software business continues to expand into new markets.  On December 17, 2021, we announced awards for MarlinTM in the areas of simultaneous operations and country-scale port management.  Our latest contract is for a five-year deployment of Marlin to optimize offshore logistics in the Asia Pacific region for a supermajor.”

About ION

Leveraging innovative technologies, ION delivers powerful data-driven decision-making to offshore energy and maritime operations markets, enabling clients to optimize investments and results through access to our data, software and distinctive analytics. Learn more at iongeo.com.

Contacts

ION (Investor relations)

Executive Vice President and Chief Financial Officer

Mike Morrison, +1 281.879.3615

mike.morrison@iongeo.com

Vice President, Investor Relations

Sharon Wang-Stockton, +1 281.781.1204

sharon.wang-stockton@iongeo.com

The information herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may include information and other statements that are not of historical fact. Actual results may vary materially from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include the risks associated with the timing and development of ION Geophysical Corporation's products and services; pricing pressure; decreased demand; changes in oil prices; agreements made or adhered to by members of OPEC and other oil producing countries to maintain production levels; the COVID-19 pandemic; the ultimate benefits of our completed restructuring transactions; political, execution, regulatory, and currency risks; the outcome or changes, if any, of our consideration of various strategic alternatives; and the impact to our liquidity in the current uncertain macroeconomic environment. For additional information regarding these various risks and uncertainties, see our Form 10-K for the year ended December 31, 2020, filed on February 12, 2021, and our Forms 10-Q for the quarters ended March 31, 2021, June 30, 2021, and September 30, 2021, filed on May 6, 2021, August 12, 2021, and November 3, 2021, respectively. Additional risk factors, which could affect actual results, are disclosed by the Company in its filings with the Securities and Exchange Commission (SEC), including its Form 10-K, Form 10-Qs and Form 8-Ks filed during the year. The Company expressly disclaims any obligation to revise or update any forward-looking statements.